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Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously principal accountants for Olympic Cascade Financial Corporation (the Company) and on November 14, 1997, we reported on the consolidated financial statements of Olympic Cascade Financial Corporation as of September 26, 1997 and September 27, 1996 and for each of the years in the three-year period ended September 26, 1997. On August 26, 1998 we resigned as principal accountants of the Company. We have read the Company's statements included under Item 4 of its Form 8-K for August 26, 1998 and we agree with such statements.




/s/ MOSS ADAMS LLP
Seattle, Washington
August 28, 1998

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